MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

between

PLEXUS CORP., and
PLEXUS MANUFACTURING SDN. BHD.,
and
EACH ADDITIONAL SELLER PARTY HERETO FROM TIME TO TIME
as the Sellers

PLEXUS CORP.,
as Seller Representative

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as the Purchaser

Dated as of October 4, 2016

TABLE OF CONTENTS

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MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of October 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between PLEXUS CORP., a Wisconsin corporation (“Plexus”), PLEXUS MANUFACTURING SDN. BHD., a private company limited by shares organized under the laws of Malaysia (“Plexus Malaysia”) each Additional Seller party hereto from time to time; and, together with Plexus and Plexus Malaysia, each, a “Seller”, and collectively, the “Sellers”), Plexus, as seller representative and as a guarantor (in such capacity, the “Guarantor”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (the “Purchaser”).
RECITAL:
From time to time during the term hereof, each Seller may sell accounts receivable to the Purchaser, and the Purchaser may in its sole discretion agree to purchase such accounts receivable from such Seller, in each case, on the terms and conditions set forth in this Agreement.

SECTION 1.	DEFINITIONS AND INTERPRETATION.
Section 1.1.    Definitions. In this Agreement, the following terms shall have the meanings ascribed thereto:
“Account Control Agreement” means a deposit account control agreement with respect to a Seller Account, in form and substance satisfactory to the parties thereto, among the applicable Seller (in its capacity as owner of the Seller Account), the Purchaser (in its capacity as the Purchaser and secured party) and the applicable depository institution, as such agreement may be amended, modified or supplemented from time to time by agreement of such parties.
“Additional Seller” means any Person that becomes a Seller hereunder pursuant to Section 13.20.
“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Affiliate” means any Person controlling, controlled by or under common control with, a Seller.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Purchaser, any Seller, or their respective Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Cost of Funds” means:

(a)
with respect to any Receivable denominated in Dollars, LIBOR for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable (or portion thereof);

(b)
with respect to any Receivable denominated in Euro, EURIBOR for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable (or portion thereof); and

(c)
with respect to any Receivable denominated in Sterling, GBP LIBOR for a period equal to the Discount Period applicable to such Receivable determined on the applicable Purchase Date for such Receivable (or portion thereof).

“Applicable Margin” means with respect to Receivables owed by each Approved Obligor, the rate per annum set forth under the heading “Applicable Margin” for such Approved Obligor on Schedule A.
“Approved Obligor” means each Obligor listed on Schedule A, as such list may be amended from time to time to add or delete any Obligor as mutually agreed in writing by the Seller Representative and the Purchaser.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A, as adjusted from time to time, based on the payment history of the Receivables of such Approved Obligor, as mutually agreed in writing by the Seller Representative and the Purchaser.
“Approved Obligor Sublimit” means for each Approved Obligor, the amount set forth under the heading “Approved Obligor Sublimit” for such Approved Obligor on Schedule A, as adjusted from time to time as mutually agreed in writing by the Seller Representative and the Purchaser.
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with determining LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and when used in connection with determining EURIBOR, the term “Business Day” shall also exclude any day that is not a TARGET Day.
“Closing Date” means, subject to Section 8.1, the date of this Agreement.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.
“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between a Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Conversion Date” as defined in Section 13.21.
“Credit Agreement” means that certain Credit Agreement, dated as of May 15, 2012 (and as amended on May 15, 2014 and July 5, 2016) by and among Plexus, the lenders party thereto from time to time and U.S. Bank National Association.
“Designated Currency” means Euro, Dollar or Sterling.

“Dilution” means, with respect to any Receivable, any discount, adjustment, deduction, or reduction that would have the effect of reducing the amount of part or all of such Receivable.
“Discount” means, with respect to any Receivable, the amount determined as the “Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.2.
“Discount Period” means, with respect to any Receivable, the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the date which is the number of days after the Maturity Date of such Receivable equal to the Approved Obligor Buffer Period for the Approved Obligor of such Receivable.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) the Applicable Cost of Funds with respect to such Receivable, plus (ii) the Applicable Margin for the Obligor of such Receivable.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), or any claim, offset, defense, counterclaim, discount, allowance, or warranty issue of any kind between a Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable.
“Dollar” and “$” means the lawful currency of the United States of America.
“EURIBOR” means, with respect to a Receivable denominated in Euro, the rate (calculated on the basis of actual days elapsed over a 360-day year) equal to the interbank offered rate, as administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for Euro appearing on the Reuters page that displays such rate (such page currently being the EURIBOR01 page) as of 11:00 a.m. (Brussels time) two Business Days immediately preceding the related Purchase Date with respect to such Receivable (or portion thereof) for the period matching the Discount Period for such Receivable; provided, however, if the Discount Period for such Receivable does not match an available EURIBOR quotation, then the Purchaser shall determine EURIBOR for the purpose of such Discount Period by linear interpolation of the nearest two EURIBOR rates (one being shorter and the other being longer than such Discount Period). In the event that such rate does not appear on such page or service at such time, “EURIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Euro in the Euro interbank market as may be selected by the Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by the Purchaser in its sole discretion. Notwithstanding anything in this definition to the contrary, in the event that, pursuant to the above applicable sentence of this definition, EURIBOR with respect to a Receivable would be less than zero, then EURIBOR with respect to such Receivable shall be deemed to be zero for purposes of this Agreement.
“Euro” means the single currency of the Participating Member States.
“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchaser shall be entitled in respect of Purchased Receivables and all other amounts owing to the Purchaser hereunder and under the other Purchase Documents are paid in full.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.
“GBP” and “Sterling” means the lawful currency of the United Kingdom.
“GBP LIBOR” means, with respect to a Receivable denominated in Sterling, the rate (calculated on the basis of actual days elapsed over a 365-day year) equal to the London interbank offered rate, as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 11:00 a.m. (London time) on the related Purchase Date with respect to such Receivable (or portion thereof) for the period matching the Discount Period for such Receivable or in any other case, on the first day for which such rate is accruing, for a period matching the period over which such rate has accrued; provided, however, if the Discount Period for such Receivable or such other period does not match an available GBP LIBOR quotation, then the Purchaser shall determine GBP LIBOR for the purpose of such Discount Period or other period by linear interpolation of the nearest two GBP LIBOR rates. In the event that such rate does not appear on such page or service at such time, “GBP LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Sterling in the London interbank market as may be selected by the Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by the Purchaser in its sole discretion. Notwithstanding anything in this definition to the contrary, in the event that, pursuant to the above applicable sentence of this definition, GBP LIBOR with respect to a Receivable would be less than zero, then GBP LIBOR with respect to such Receivable shall be deemed to be zero for purposes of this Agreement.
“Goods” means, with respect to any Receivable, those goods sold by a Seller to the applicable Approved Obligor and any related services provided by such Seller to such Approved Obligor pursuant to the applicable Contract.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” as defined in the preamble hereto.
“Indemnified Liabilities” as defined in Section 13.1.
“Indemnified Party” as defined in Section 13.1.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; or (v) has a resolution passed for its winding‑up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Approved Obligor for the payment for the applicable Goods supplied or related services provided pursuant to the applicable Contract.
“Judgment Currency” as defined in Section 13.21.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Late Payment Amount” as defined in Section 3.1.
“LIBOR” means, with respect to a Receivable payable in Dollars, the rate established by the Purchaser (calculated on the basis of actual days elapsed over a 360-day year) equal to the London interbank offered rate, as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 1:00 p.m. (London time) two London business days immediately preceding the related Purchase Date with respect to a Purchased Receivable for the period matching the Discount Period for the Purchased Receivable or in any other case, two London business days immediately preceding the first day for which such rate is accruing, for a period matching the period over which such rate has accrued; provided, however, if a Discount Period or such other period does not match an available LIBOR quotation, then the Purchaser shall determine LIBOR for the purpose of such Discount Period or other period by linear interpolation of the nearest two LIBOR rates. In the event that such rate does not appear on such page or service at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by the Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by the Purchaser in its sole discretion. Notwithstanding any of the foregoing, if LIBOR determined as provided above would be less than 0.0% per annum, then LIBOR for the applicable period shall be deemed to be 0.0% per annum.
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice.
“Maximum Facility Amount” means the lesser of (i) such amount as notified in writing by the Purchaser to the Seller Representative from time to time by delivering to the Seller Representative a Maximum Facility Amount Notice (as of the date hereof and until delivery of the first Maximum Facility Amount Notice, the Maximum Facility Amount under this clause (i) shall be $100,000,000), and (ii) the maximum amount of Receivables that the Sellers are permitted to sell under the Credit Agreement.
“Maximum Facility Amount Notice” means a notice substantially in the form of Exhibit D.

“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and any Dilutions specifically taken into account in determining the Purchase Price for such Receivable as of the applicable Purchase Date.
“Non-Payment Event” as defined in Section 5.4.
“Non-Payment Report” as defined in Section 5.4.
“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.
“Overdue Receivable” as defined in Section 5.4.
“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” as defined in Section 13.17.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plexus” as defined in the preamble hereto.
“Plexus Malaysia” as defined in the preamble hereto.
“Prime Commercial Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Purchaser) or any similar release by the Federal Reserve Board (as determined by the Purchaser). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PrimeRevenue System” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various receivables for sale to the Purchaser and for the loading, approval and monitoring of such receivables on a platform, the terms of use of which are set out in Exhibit C.
“Process Agent” as defined in Section 13.15.
“Proposed Repurchase Date” means, with respect to any Purchased Receivable, the date set forth in any notice delivered pursuant to Section 11.2 requiring the repurchase by the applicable Seller of such Purchased Receivable.

“Purchase Date” means with respect to any Purchased Receivable, the date on which such Purchased Receivable was purchased by the Purchaser in accordance with the terms and conditions hereof.
“Purchase Document” means each of this Agreement, each Account Control Agreement, each Purchase Request, and each Servicing Report, together with all other documents, instruments or agreements executed and delivered by a Seller or the Seller Representative to or for the benefit of the Purchaser in connection herewith.
“Purchase Price” means, with respect to any Receivable, the amount determined as the “Purchase Price” pursuant to Section 2.2.
“Purchase Request” means a Purchase Request entered through the PrimeRevenue System, or, if the PrimeRevenue System is not available, a request in the form of Exhibit A.
“Purchased Receivable” means a Receivable purchased by the Purchaser in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the applicable Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchaser of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” as defined in the preamble hereto.
“Purchaser’s Account” means each of the accounts set forth on Schedule C hereto, or such other account as notified to the Purchaser from time to time by the Seller Representative in writing.
“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice (including, if set forth in such Contract, the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.
“Remittance Account” means, with respect to each Seller and each Designated Currency, each of the accounts set forth on Schedule D, or such other account as notified to the Purchaser from time to time by the Seller Representative in writing.
“Repurchase Date” means, with respect to any Purchased Receivable, the date on which such Purchased Receivable is repurchased by the applicable Seller in accordance with the terms and conditions hereof.
“Repurchase Event” means, with respect to any Purchased Receivable: (i) any representation or warranty made by a Seller in Section 9.2 with respect to such Purchased Receivable shall be inaccurate, incorrect or untrue in any material respect on any date as of which it is made or deemed to be made; (ii) a Dispute shall have occurred with respect to such Purchased Receivable; (iii) an Adverse Claim shall exist with respect to such Purchased Receivable; (iv) a breach by a Seller of its obligations under Section 4.3 with respect to such Purchased Receivable; or (v) the assignment or purported assignment of such Purchased Receivable by the applicable Seller to the Purchaser is or becomes invalid or unenforceable (whether against the Approved Obligor or otherwise) for any reason other than the credit worthiness of the Approved Obligor, including without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date.
“Repurchase Price” means, with respect to any Purchased Receivable, the amount determined as the “Repurchase Price” for such Purchased Receivable pursuant to Section 11.1.
“Retained Obligations” as defined in Section 4.2.
“Sales Records” means, with respect to any Receivable, the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of a Seller relating to an Approved Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.
“Sanctioned Country” means a country or territory that is, or whose government is, the subject of territorial-based Sanctions.
“Sanctioned Person” means a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.
“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“Seller” and “Sellers” as defined in the preamble hereto.
“Seller Account” means, with respect to:
(i)    Plexus, the account of Plexus located at Bank of America (ABA: ACH 071 000 039, Wire 026 009 593) with account number 8670213485, which account is located at a depository bank satisfactory to the Purchaser and which account is subject to an Account Control Agreement;
(ii)    Plexus Malaysia, the account of Plexus Malaysia identified in writing by the Seller Representative to the Purchaser, which account is located at a depository bank satisfactory to the Purchaser; and
(ii)    any Additional Seller, the account of such Additional Seller specified on the joinder agreement pursuant to which such Additional Seller became a party hereto, which account is located at a depository bank satisfactory to the Purchaser and, if requested by the Purchaser, is to be subject to an Account Control Agreement.
“Seller Account Collateral” means collectively, (i) each Seller Account, and (ii) all checks, drafts, instruments, cash and other items at any time received for deposit into a Seller Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, a Seller Account, in each case with respect to a Purchased Receivable.
“Seller Representative” as defined in Section 2.3.
“Servicing Report” means a servicing report in the form of Exhibit B, or otherwise in form and substance satisfactory to the Purchaser and the Seller Representative.

“Servicing Fee” means a fee payable by the Purchaser to the applicable Seller with respect to each Purchased Receivable sold by such Seller to be calculated as follows:
SF = NFV x 0.05 x (DP / 360), in which:

Term	Definition
“SF” equals	Servicing Fee of such Receivable
“NFV” equals	Net Face Value of such Receivable as of such Purchase Date
“DP” equals	Discount Period applicable to such Receivable

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Subsidiary Seller” means each Seller party hereto other than Plexus.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET is open for the settlement of payment in Euro.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.
“Total Outstanding Amount” means, as of any date of determination, either:
(a)    if such amount is being determined for all Purchased Receivables for all Approved Obligors, the result of (i) the sum of the Net Face Values of all Purchased Receivables (for each Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections received and deposited in the Purchaser’s Account in connection with such Purchased Receivables; or
(b)    if such amount is being determined for Purchased Receivables of any particular Approved Obligor, the result of (i) the sum of the Net Face Values of all Purchased Receivables of such Approved Obligor (for each such Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections received and deposited in the Purchaser’s Account in connection with such Purchased Receivables of such Approved Obligor.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
Section 1.2.    Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, and (e) reference to any Person includes such Person’s successors and legal assigns. For purposes of determining the Total Outstanding Amount at any time or compliance at any time with Dollar monetary thresholds, limits or requirements in this Agreement or any other Purchase Document (including, without limitation, those set forth in Sections 8.2(b) and (c) and in clauses (ii) and (iii) of the third paragraph of each Purchase Request), any Purchased Receivable or the Net Face Value of a Receivable, in each instance, denominated in a currency other than Dollars will be converted to Dollars using the Purchaser’s spot rate of exchange for conversion of such currency to Dollars at the relevant time.

SECTION 2.	PURCHASE AND SALE; UNCOMMITTED ARRANGEMENT; TERM.
Section 2.1.    Offer to Purchase; Purchase and Sale. On any Business Day during the term of this Agreement, the Seller Representative may submit through the PrimeRevenue System (or deliver a manually executed Purchase Request if the PrimeRevenue System is unavailable) with respect to the Receivables detailed therein; provided that the Seller Representative may not submit such Purchase Request with respect to any Receivable owed to Plexus Malaysia until the conditions under Section 8.1 with respect to Plexus Malaysia have been satisfied. The submission or delivery of such Purchase Request shall be, and be deemed for all purposes hereunder as, an offer by the Seller of such Receivables to sell to the Purchaser such Receivables. The Purchaser, in its sole and absolute discretion, may elect to accept or reject the offer to purchase such Receivables, in whole or in part. If the Purchaser accepts such offer, in whole or in part, the Purchaser shall notify the Seller Representative and shall identify the Receivables that it has agreed to purchase, and on the Purchase Date therefor, subject to the terms and conditions set forth herein, (a) the Purchaser shall purchase from each relevant Seller the accepted Receivables to be sold by such Seller, and (b) each such Seller shall sell and assign to the Purchaser all of such Seller's right, title and interest in and to such Receivables as absolute owner thereof.
Section 2.2.    Purchase Price. On each Purchase Date, the Purchaser shall pay to the Seller Representative (for distribution by the Seller Representative to the applicable Seller) a purchase price (the “Purchase Price”) for each Purchased Receivable purchased on such Purchase Date calculated as follows:

PP = NFV – Discount, in which “Discount” = NFV x (DR – SF) x (DP / 360), in which:

Term	Definition
“PP” equals	Purchase Price of such Receivable
“NFV” equals	Net Face Value of such Receivable as of such Purchase Date
“DR” equals	Discount Rate applicable to such Receivable
“SF” equals	Servicing Fee applicable to such Receivable
“DP” equals	Discount Period applicable to such Receivable

Section 2.3.    Seller Representative. Each Seller hereby appoints Plexus as its agent, attorney-in-fact and representative (in such capacity, the “Seller Representative”), and Plexus accepts such appointment, for the purpose of (i) making any purchase requests or other requests required under this Agreement, including, without limitation, the submission or delivery of any Purchase Request to the Purchaser, (ii) the receipt of any notice of required repurchase pursuant to Section 11.2, (iii) the giving and receipt of any other notices to, or demand of, any Seller under this Agreement, (iv) the delivery of all documents, reports, financial statements and written materials required to be delivered by any Seller under this Agreement, (v) the receipt of all payments owing to a Seller hereunder, together with the subsequent allocation of such payment proceeds between the Sellers, (vi) taking any and all other actions required to be undertaken hereunder by the Seller Representative, and (vii) all other purposes incidental to any of the foregoing. Each Seller agrees that any action taken by the Seller Representative as the agent, attorney-in-fact and representative of such Seller shall be binding upon such Seller, to the same extent as if directly taken by such Seller.
Section 2.4.    UNCOMMITTED ARRANGEMENT. EACH SELLER ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT NO SELLER HAS PAID, OR IS REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE PURCHASER, AND THAT THE PURCHASER HAS NO CONTINUING OBLIGATION TO PURCHASE ANY RECEIVABLE FROM ANY SELLER, REGARDLESS OF WHETHER THE CONDITIONS SET FORTH HEREIN ARE SATISFIED.
Section 2.5.    Term. Purchases of Receivables under this Agreement may be effected during the period from the Closing Date until October 3, 2017, which date shall be automatically extended for annual one year terms unless the Seller Representative provides written notice to the Purchaser or the Purchaser provides written notice to the Seller Representative not less than 10 Business Days prior to the expiration of the then applicable annual term, that such Person does not intend to extend the term of this Agreement. In addition, either the Purchaser or the Seller Representative may terminate this Agreement for convenience at any time by thirty days prior written notice to the other party. Notwithstanding the foregoing, all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.
Section 2.6.    Maximum Facility Amount. During the term of this Agreement, the Seller Representative may request that the Purchaser increase the Maximum Facility Amount. At the Purchaser’s absolute and sole discretion it may deny or agree to such a request. If the Purchaser agrees to increase the Maximum Facility Amount, such increase shall be effected by the delivery of a Maximum Facility Amount

Notice to the Seller Representative. If the Purchaser has not responded to a request for an increase within 10 days from receipt thereof, such request shall be deemed to have been denied.

SECTION 3.	FEES; LATE PAYMENT AMOUNT.
Section 3.1.    Late Payment Amount. In the event that any amount payable by any Seller hereunder or under any of the other Purchase Documents remains unpaid for any reason for ten (10) Business Days after the Purchaser provides notice to the Seller Representative that such amounts are past due, the Purchaser shall charge, and such Seller shall pay, an amount (the “Late Payment Amount”) equal to (x) such unpaid amount due from such Seller to the Purchaser during the period from (and including) the due date thereof to, but excluding the date payment is received by the Purchaser in full, times (y) a rate per annum equal to the Prime Commercial Rate, computed on the basis of a 360 day year, and for actual days elapsed. Late Payment Amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.
Section 3.2.    Payments Generally. All payments to be made under any Purchase Document or in respect of a Purchased Receivable, shall be made in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, in which case such payment shall be due on the preceding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later or earlier payment. All amounts payable by any Seller or the Seller Representative to the Purchaser pursuant to or in connection with any Purchase Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 1:00 p.m. (New York City time) to the Purchaser’s Account. Any amount to be paid by the Purchaser to any Seller or the Seller Representative under any Purchase Document shall be paid to the Seller Representative by deposit into the Remittance Account.

SECTION 4.	NATURE OF FACILITY.
Section 4.1.    True Sale. The parties hereto agree that each purchase and sale of Receivables under this Agreement is intended to be an absolute and irrevocable transfer constituting a “true sale” for bankruptcy law purposes, without recourse by the Purchaser to any Seller, except as expressly set forth in Section 11. The parties hereto have structured the transactions contemplated by this Agreement as a sale, and each party hereto agrees to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller and the Seller Representative will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Purchaser. Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, each Seller hereby grants to the Purchaser, a security interest in, and right of setoff with respect to, all of the Purchased Receivables to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Receivables by the Sellers to the Purchaser. In addition, each Seller hereby grants to the Purchaser a security interest in, and right of setoff with respect to, all of the Seller Account Collateral related to such Seller and all proceeds thereof to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The Purchaser is hereby authorized to file UCC financing statements with respect to the transactions contemplated hereunder, including the security interests granted herein, together with any continuations and amendments relating thereto.
Section 4.2.    No Purchaser Liability. Notwithstanding anything herein to the contrary, Seller Representative and each Seller hereby acknowledges and agrees that the Purchaser shall not be in any way responsible for the performance of Seller’s obligations of any Contract and the Purchaser shall not have any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of a Seller as seller of the Goods and provider of any related services, including, without limitation, all obligations of such Seller as seller under the Contracts, all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by such Seller (the “Retained Obligations”). Any claim which a Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of such Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.
Section 4.3.    Further Assurances. The Seller Representative and each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, to enable the Purchaser to submit proper claims and related documents to any insurer that has provided insurance with respect to a Purchased Receivable (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products related to such Purchased Receivable), or to enable the Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables.

SECTION 5.	SERVICER.
Section 5.1.    Appointment of each Seller as a Servicer. Each Seller hereby agrees to service and administer the Purchased Receivables sold by it as agent for the Purchaser, all on the terms set out in this Agreement. Each Seller shall use its commercially reasonable efforts to collect each Purchased Receivable sold by it as if such Purchased Receivable had not been purchased by the Purchaser. Each Seller agrees that such Seller shall cooperate with the Purchaser (at Purchaser’s expense, unless a Repurchase Event has occurred with respect to such Purchased Receivable in which case it shall be at Seller’s expense) in taking any and all commercially reasonable actions requested by the Purchaser in collecting all amounts owed by any Approved Obligor with respect to such Purchased Receivable. Without limiting the foregoing, each Seller agrees to devote to the servicing of Purchased Receivables at least the same amount of time and attention, and to exercise at least the same level of skill, care and diligence in such servicing, as if each Seller were servicing Receivables legally and beneficially owned by it. In consideration for each Seller performing its obligations under this Section 5.1, the Purchaser shall pay to such Seller the Servicing Fee applicable to each Purchased Receivable, which Servicing Fee shall be off-set from the Applicable Margin in accordance with Section 2.2.
Section 5.2.    Servicing Covenants. Each Seller covenants and agrees, in connection with its servicing obligations pursuant to Section 5.1, (i) that the payment instructions currently in force and provided to each Approved Obligor specify that each such Approved Obligor shall pay all amounts owing under the Purchased Receivables to the applicable Seller Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, (iii) not to give instructions to any other person to pay any amounts into a Seller Account other than the instructions given to an Approved Obligor to make payments on Receivables payable by such Approved Obligor to the Seller and the Purchaser, and (iv) to take any and all other commercially reasonable actions, including such commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to the applicable Seller Account. Each Seller further covenants and agrees (x) that within three Business Days of receipt in the applicable Seller Account of any payment by an Approved Obligor of any amount owing under any Purchased Receivable sold by such Seller to the Purchaser, such Seller shall identify and transfer such paid amount in immediately available funds to the Purchaser’s Account, and (y) to take any and all other commercially reasonable actions, including commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all amounts owing under the Purchased Receivables sold by such Seller to the Purchaser will be transferred from the applicable Seller Account to the Purchaser’s Account within such three Business Day period. Any payment by an Approved Obligor of any amount owing under any Purchased Receivable that is not paid to the applicable Seller Account and is received by the applicable Seller directly shall be held in trust by such Seller as the Purchaser’s exclusive property, such funds shall be safeguarded for the benefit of the Purchaser, and such funds shall promptly, and in any event within two Business Days following identification thereof, be transferred by wire transfer to the Purchaser’s Account. No Seller shall, directly or indirectly, utilize such funds for its own purposes, nor shall any Seller have any right to pledge such funds as collateral for any obligations of any Seller or any other party. For the avoidance of doubt, Collections shall not be deemed received by the Purchaser for purposes of this Agreement until credited to the Purchaser’s Account as immediately available funds or otherwise actually received by the Purchaser.
Section 5.3.    Unidentified Collections on Receivables; Return of Collections.
(a)    If any payment is received by a Seller from an Approved Obligor, and such payment is not identified by such Approved Obligor as relating to a particular Receivable or Purchased Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable or Purchased Receivable, such payment shall be applied first to the unpaid Receivables that are Purchased Receivables of such Approved Obligor in chronological order (beginning with the oldest unpaid Purchased Receivable of such Approved Obligor), and then to Receivables that are not Purchased Receivables of such Approved Obligor, also in chronological order. To the extent the preceding sentence results in collections received by a Seller being deemed collections on a Purchased Receivable, such Seller shall promptly, and in any event within one Business Day, deposit such collections into the Purchaser’s Account.
(b)    If following receipt of any payment by the Purchaser which is deemed to be collections on a Purchased Receivable pursuant to this Section, such payment is identified by the applicable Seller to the reasonable satisfaction of the Purchaser as being payment on a Receivable which is not a Purchased Receivable (including at any time after the Purchaser has exercised its right to take exclusive control over the Seller Account), then the Purchaser shall promptly, and in any event within two Business Days following such identification, repay such amount to the applicable Seller, in immediately available funds, to such Seller’s Seller Account, or to the Remittance Account for the benefit of such Seller.
Section 5.4.    Past Due Receivables. In the event a Purchased Receivable has not been paid in full by the date that is five (5) days after the Maturity Date therefor (an “Overdue Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and it shall deliver to the Purchaser by no later than ten (10) days after such Maturity Date, a certification and report (a “Non-Payment Report”) identifying the Overdue Receivable and the Approved Obligor thereof and describing in reasonable detail the cause of such non-payment, including whether a

Dispute exists with respect to such Overdue Receivable, or certifying that such cause is unknown. In the event a Purchased Receivable has not been paid in full by the date that is fifteen (15) days after the Maturity Date therefor and no Non-Payment Report with respect thereto has been delivered or the Non-Payment Report delivered with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchaser may in its sole discretion (a) contact such Approved Obligor by phone or in person to discuss the status of such Overdue Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected and/or (b) take any other lawful action to collect such Purchased Receivable directly from such Approved Obligor and/or (c) terminate the appointment of such Seller as its servicer and agent for the servicing of such Purchased Receivable. If the Approved Obligor advises the Purchaser of the existence of a Dispute, the Purchaser shall advise the applicable Seller of such Overdue Receivable that the Approved Obligor has asserted a Dispute.
Section 5.5.    Termination of Appointment. Upon the occurrence of the earliest to occur of (a) any event, condition, change or effect that has a material adverse effect on (w) the Purchased Receivables, (x) the business, assets, property, operations or financial condition of a Seller, (y) the validity or enforceability of this Agreement or any other Purchase Document as against a Seller or the Seller Representative or the rights and remedies of the Purchaser hereunder or thereunder as against a Seller, or (z) the ability of any Seller to perform its obligations hereunder, (b) an Insolvency Event with respect to any Seller, or (c) breach by a Seller or the Seller Representative of its obligations hereunder (including any representation or warranty made by any Seller or the Seller Representative being inaccurate, incorrect or untrue on any date as of which it is made or deemed to be made), the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from the respective Approved Obligors, and/or (ii) terminate the appointment of each Seller as its servicer and agent for the servicing of the Purchased Receivables, and/or (iii) take any steps required to obtain or exercise exclusive control over any Seller Account. In addition, if an Insolvency Event or Non-Payment Event occurs with respect to any Approved Obligor, the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent for the servicing of the Purchased Receivables of such Approved Obligor. In the event of any termination of any Seller as servicer with respect to any Purchased Receivable, (A) the Purchaser may, but shall not be obligated to, notify each Approved Obligor of the transfers hereunder and direct each Approved Obligor to make payments as the Purchaser may elect or desire, and (B) no Seller shall interfere with such servicing or collection of such Purchased Receivable or attempt to receive or make collection from any Approved Obligor in respect of such Purchased Receivable. In addition, each Seller hereby grants to the Purchaser an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Purchaser, at its option, with or without notice to any Seller, to do any one of the following that are necessary, in the determination of the Purchaser, to collect amounts due with respect to any Purchased Receivable: (I) endorsing the name of such Seller upon any check or other instrument, document or agreement with respect to any Purchased Receivable, (II) endorsing the name of such Seller on any freight or express bill or bill of lading relating to any Purchased Receivable; and (III) taking all action as the Purchaser deems reasonably appropriate in connection with the foregoing. Each Seller agrees that the Purchaser will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct.

SECTION 6.	SERVICING REPORTS.
Section 6.1.    Servicing Reports. Each Seller shall, pursuant to its servicing obligations, be responsible for providing a Servicing Report to the Purchaser concurrently with (a) each transfer of funds by such Seller to the Purchaser’s Account pursuant to Section 5.2 or Section 5.3 and (b) each request by such Seller for a transfer of funds from the Purchaser’s Account to the Seller on account of collections received in the Purchaser’s Account related to a Receivable which is not a Purchased Receivable in accordance with Section 5.3(b).

SECTION 7.	OTHER INFORMATION; THE SELLERS’ BOOKS AND RECORDS; INSPECTION; THE PURCHASER’S RECORDS.
Section 7.1.    Other Information. Each Seller will provide the Purchaser with such other reports, information, documents, books and records related to a Purchased Receivable as the Purchaser may reasonably request or any other information that the Purchaser may require for capital or regulatory purposes and which may be lawfully disclosed or provided to the Purchaser, including, without limitation, promptly after request by the Purchaser (a) a copy of the purchase order or sales order and Invoices relating to each Purchased Receivable; (b) a copy of the bill of lading and any other shipping document relating to the Purchased Receivable; and (c) all billings, statements, correspondence and memoranda directed to the Obligor in relation to each Purchased Receivable.
Section 7.2.    The Sellers’ Books and Records. Each Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that such Seller’s right, title and interest in such Receivables have been sold to the Purchaser.
Section 7.3.    Inspection. Each Seller shall (a) at any time reasonably convenient to such Seller during regular business hours and upon reasonable prior notice, permit the Purchaser or any of its agents or representatives, (i) to examine and make copies of and abstracts from such Seller’s Sales Records and the Invoices in respect of Purchased Receivables at any time and permit the Purchaser to take such copies and extracts from the Sales Records and to provide the Purchaser with copies or originals (as required by the Purchaser) of the Invoices relating to Purchased Receivables as it may require and generally allow the Purchaser to review, check and audit each Seller’s credit control procedures, and (ii) to visit the offices and properties of each Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables or each Seller’s performance hereunder with any of the officers or employees of each Seller having knowledge of such matters; and (b) without limiting the provisions of clause (a), from time to time on request of the Purchaser and upon reasonable prior notice and subject to the Seller Representative receiving acceptable confidentiality undertakings thereof, permit certified public accountants or other auditors acceptable to the Purchaser to conduct a review of each Seller’s books and records to the extent related to the Purchased Receivables.
Section 7.4.    The Purchaser’s Records. The Purchaser is irrevocably authorized by each Seller to keep records of all purchases, which records shall be consistent with all information set forth in the Purchase Requests delivered to the Purchaser, and evidence the dates and amounts of purchases and the applicable Discount in effect from time to time.

SECTION 8.	CONDITIONS PRECEDENT.
Section 8.1.    Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:
The Purchaser shall have received each of the following:
(i)    An executed counterpart of this Agreement.

(ii)    Certified copies of resolutions of each Seller authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by each Seller pursuant hereto or thereto.
(iii)    An officer incumbency and specimen signature certificate for each Seller.
(iv)    Organizational documents of each Seller certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable).
(v)    Lien search reports as the Purchaser shall deem advisable with respect to each Seller, and releases of any Adverse Claim on the Receivables that are or will be Purchased Receivables shown in such reports (other than the financing statement filed against Plexus with filing number 090012903116 filed with the Wisconsin Department of Financial Institutions).
(vi)    Acknowledgement copies or other evidence of filing of such UCC financing statements or other filings or perfection measures as are required hereunder, including, with respect to Plexus Malaysia, any filings or other measures necessary or advisable under Malaysian law.
(vii)    Opinions of counsel to the Sellers, including opinions with respect to due organization and good standing of each Seller, due authorization, execution and delivery of this Agreement by each Seller, validity and enforceability of this Agreement with respect to each Seller, non-contravention of organizational documents, agreements and law, no consents, creation of security interest and perfection of security interest (including, if applicable, perfection by control with respect to each Seller Account), true sale and such other matters as Purchaser may reasonably request.
(viii)    Evidence of the establishment of a Seller Account for each Seller.
(ix)    An executed Account Control Agreement with respect to the Seller Account of Plexus.
Provided, if, notwithstanding the use by Plexus Malaysia of commercially reasonable efforts to comply with clause (ii)-(ix) of this Section 8.1 on the Closing Date, such requirements are not satisfied as of the Closing Date, then the satisfaction of such requirements shall not be a condition precedent to Purchaser’s purchase of any Receivables owed to Plexus on any Purchase Date, including the initial Purchase Date (but shall be a condition precedent to Purchaser’s purchase of any Receivables owed to Plexus Malaysia and shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within 30 days following the Closing Date or such later date as the Purchaser may reasonably agree in its sole discretion).
Section 8.2.    Conditions Precedent to Each Purchase. The Purchaser’s purchase of any Receivable on each Purchase Date, including the initial Purchase Date, is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion:
(a)    The Purchaser shall have received a fully executed and completed Purchase Request no later than three (3) Business Days prior to such Purchase Date.

(b)    After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Facility Amount.
(c)    After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of any Approved Obligor will not exceed the applicable Approved Obligor Sublimit.
(d)    The representations and warranties made by each Seller in Section 9.1 of this Agreement are true and correct in all material respects as of such Purchase Date to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).
(e)    The representations and warranties made by each Seller in Section 9.2 of this Agreement with respect to the Purchased Receivables purchased on such Purchase Date are true and correct in all material respects as of such Purchase Date to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).

SECTION 9.	REPRESENTATIONS AND WARRANTIES.
Section 9.1.    Generally. Each Seller (and in the case of Plexus in its capacities as Seller and Seller Representative) hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date and on each Purchase Date:
(a)    Such Seller is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to adversely affect its ability to perform its obligations hereunder or under the other Purchase Documents and would not have an adverse effect on the collectibility of any Purchased Receivable or on the interests of the Purchaser under the Purchase Documents.
(b)    Such Seller has the requisite power and authority to enter into and deliver this Agreement and the other Purchase Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Purchase Documents and the assignment and sale of such Receivables. This Agreement and the other Purchase Documents to which such Seller is a party have been duly executed and delivered by such Seller.
(c)    This Agreement, the other Purchase Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. This Agreement creates a valid security interest in each Purchased Receivable. Upon the filing of a UCC financing statement in the state of incorporation or formation of such Seller set forth in the UCC Information, listing such Seller, as debtor, and the Purchaser, as secured party, and covering Purchased Receivables from time to time purchased hereunder, the Purchaser shall have a first priority perfected security interest in each such Purchased Receivable.
(d)    The UCC Information provided by such Seller to the Purchaser is true and correct in all respects. All other data, materials and information provided by it to the Purchaser in connection herewith and with each Contract, each Receivable being sold by it hereunder, each Approved Obligor, the relationship between it and each Approved Obligor, and each Approved Obligor’s payment history (including timeliness of payments), is true and correct in all material respects.
(e)    Neither the execution nor the delivery of this Agreement, the other Purchase Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon such Seller or any of its properties, or (iii) any provision of such Seller’s organizational documents.
(f)    No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder) with, any Governmental Authority is required to be obtained or made by such Seller for the due execution, delivery and performance by it of this Agreement or any other Purchase Document.
(g)    No Insolvency Event with respect to such Seller has occurred and is continuing.
(h)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Seller or any of its Affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Purchaser’s ownership interest in the Purchased Receivables) or the ability of such Seller to perform its obligations hereunder.
(i)    No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect. Such Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.
(j)    Such Seller is in compliance in all material respects with all covenants and other agreements contained in this Agreement.
(k)    Neither such Seller nor any of its Subsidiaries or any director, officer, employee, agent, or affiliate of any such Persons is an individual or entity that is a Sanctioned Person.
(l)    Neither such Seller nor any of its Subsidiaries, or to the knowledge of such Seller, any director, officer, agent, employee or other person acting on behalf of any such parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.) or (ii) is in violation of (A) any of the laws, regulations and executive orders administered by OFAC, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1705), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44), and OFAC regulations (31 C.F.R. Parts 500 et seq.), or (B) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (collectively, the “Anti-Terrorism Laws”).
(m)    No part of the proceeds of any purchase will be unlawfully used directly or, to the knowledge of such Seller, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (iii) in a manner that will result in a violation by such Seller or, to the knowledge of such Seller, by any other Person (including any Indemnified Person) of any Anti-Terrorism Laws or any Anti-Corruption Laws.
Section 9.2.    Purchased Receivables. Each Seller hereby makes the following representations and warranties with respect to each Purchased Receivable sold by it for the benefit of the Purchaser as of the applicable Purchase Date with respect to such Purchased Receivable:
(a)    Prior to giving effect to the sale of such Purchased Receivable, such Seller has a valid ownership interest therein, free and clear of any Adverse Claim. Such Purchased Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Purchased Receivable is not subject to a consent requirement by any third party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other lien in such Purchased Receivable other than consents previously obtained in writing by such Seller and that remain in effect as of the Purchase Date.
(b)    The sale of such Purchased Receivable by such Seller to the Purchaser under the Purchase Documents constitutes a true sale or other absolute transfer of such Purchased Receivable by such Seller to the Purchaser and upon purchase by the Purchaser, such Purchased Receivable will have been validly and absolutely assigned, transferred and sold to the Purchaser and the Purchaser shall acquire a legally valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim without any need on the part of such Seller or the Purchaser to (i) notify the applicable Approved Obligor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Purchase Document or the sale of such Purchased Receivable under the Laws applicable to such Seller. All of such Seller’s right, title and interest in and to such Purchased Receivable will have been validly sold and absolutely assigned and transferred to the Purchaser, and the Purchaser will have the legal and beneficial right to be paid the face amount of such Purchased Receivable free of any Adverse Claim. Such Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of such Seller.
(c)    Such Purchased Receivable and the applicable Contract (i) constitutes a bona fide, existing and enforceable legal, valid and binding obligation of the applicable Approved Obligor, (ii) arose out of an arm’s-length sale by such Seller of Goods and the provision of any related services, in each case, in the ordinary course of its and, to the knowledge of such Seller, such Approved Obligor’s businesses. The applicable Contract constitutes an existing and enforceable legal, valid and binding obligation of such Seller. Such Purchased Receivable and the related Contract under which it arises comply with, and the Goods with respect thereto have been manufactured in compliance with, and any related services have been provided in compliance with, in each case, in all material respects, the requirements of all applicable laws, rules, regulations or orders of any Governmental Authority and do not contravene any agreement binding upon such Seller.

(d)    The Goods deliverable to and any related services provided to the applicable Approved Obligor in connection with such Purchased Receivable were received by such Approved Obligor not later than the applicable Purchase Date.
(e)    The Seller has instructed each Approved Obligor in writing to pay all amounts owing on Purchased Receivables only to the applicable Seller Account, which instructions have not been revoked or otherwise modified. The applicable Seller Account has been established and is in effect, and such Seller Account is, if applicable, the subject of a valid and existing Account Control Agreement.
(f)    As of the applicable Purchase Date, such Purchased Receivable is not subject to any Dilution except to the extent specifically included in the determination of the Net Face Value for the calculation of the applicable Purchase Price.
(g)    No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Purchaser exists which evidences such Purchased Receivable, and such Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.
(h)    The applicable Approved Obligor is not an Affiliate or Subsidiary of any Seller and is not a Sanctioned Person.
(i)    Such Purchased Receivable has not been sold or assigned to any Person other than the Purchaser.
(j)    Neither such Seller, nor, to the best of such Seller’s knowledge, the applicable Approved Obligor, is in default of the applicable Contract or is in breach of its terms.
(k)    Neither such Seller nor the applicable Approved Obligor has asserted any Dispute with respect to such Purchased Receivable.
(l)    Such Purchased Receivable is denominated in a Designated Currency.
(m)    Such Purchased Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once.
(n)    The Maturity Date for such Purchased Receivable is not more than one hundred eighty (180) days after the issuance date of the Invoice with respect thereto.
(o)    There are no facts known to such Seller concerning such Approved Obligor, such Purchased Receivable or the applicable Contract which might have an adverse impact on the ability or willingness of such Approved Obligor to pay the Net Face Value for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Purchaser.
(p)    To Seller’s knowledge, no Insolvency Event with respect to the applicable Approved Obligor has occurred and is continuing.
(q)    There are no actions, claims or proceedings now pending between such Seller and the applicable Approved Obligor. There are no pending or to Seller’s knowledge, threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Purchased Receivable.

SECTION 10.	COVENANTS.
Section 10.1.    The Sellers’ Covenants. Each Seller hereby agrees, at all times prior to the Final Collection Date:
(a)    To take all necessary steps and actions to preserve its corporate (or other organization) existence and comply in all material respects with all Laws applicable to such Seller in the operation of its business.
(b)    To duly perform and comply in all material respects with all terms, provisions, and obligations under each Contract and refrain from taking any action or omitting to take any action which might prejudice or limit the Purchaser’s rights to payment with respect to the Purchased Receivables.
(c)    Promptly to notify the Purchaser in writing of (i) such Seller’s knowledge of any material event or occurrence, including, without limitation, any material breach, or default by such Seller or by any Approved Obligor of any of the terms or provisions of any Contract with respect to any Purchased Receivable, any Dispute, or any governmental action affecting the ability of it or such Approved Obligor to perform its obligations under the applicable Contract to which it is a party; or (ii) any change to the UCC Information at least thirty (30) days prior to such change.
(d)    To not modify the terms of any Contract in any manner which would adversely affect the collectability of any Purchased Receivables or any rights of the Purchaser as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Maturity Date thereof.
(e)    To make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder to the Purchaser, and account for such sale in accordance with GAAP.
(f)    To not create or permit to exist any Adverse Claim over all or any of such Seller’s or the Purchaser’s rights, title and interest in and to the Purchased Receivables.
(g)    To not sell, assign or otherwise transfer the Purchased Receivables except as specifically provided for herein.
(h)    To not close its applicable Seller Account and not to instruct any Approved Obligor to pay any amounts owing under the Purchased Receivables to a bank account other than the applicable Seller Account.
(i)    That it has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by such Seller, its Subsidiaries and its directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

SECTION 11.	REPURCHASE OF PURCHASED RECEIVABLES.

Section 11.1.    Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AO, in which:

Term	Definition
“RP” equals	Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP” equals	Purchase Price for such Purchased Receivable, net of any Collections received by the Purchaser with respect to such Purchased Receivable
“AD” equals	Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date
“AO” equals	All other amounts then payable by the applicable Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date

Section 11.2.    Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Purchaser may, upon written notice to the Seller Representative, require the applicable Seller to repurchase such Purchased Receivable on the Proposed Repurchase Date specified in such notice for an amount equal to the Repurchase Price of such Purchased Receivable.
Section 11.3.    Repurchase Date. Upon delivery of any notice referred to in Section 11.2, (a) the Repurchase Price together with all other amounts under this Agreement and the other Purchase Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Sellers; (b) the applicable Seller shall pay to the Purchaser by deposit in the Purchaser’s Account such Repurchase Price on the Proposed Repurchase Date specified in such notice, which, in any event, shall not be sooner than two (2) and not later than five (5) Business Days from the date of the delivery of such notice; and (c) on receipt of such Repurchase Price, the Purchaser shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary to re‑assign, without recourse, representation or warranty, and at no further cost to the Purchaser, such Purchased Receivable to the applicable Seller.
Section 11.4.    Guaranty. The Guarantor, as the owner, directly or indirectly, of at least 50.1% of the outstanding shares of each Subsidiary Seller, acknowledges and agrees that it derives benefit from the purchase of Receivables from such Subsidiary Seller by the Purchaser pursuant to this Agreement. The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser, as primary obligor and not merely as surety, the complete and timely performance on demand (after notice thereof by the Purchaser) of all obligations of each Subsidiary Seller arising under or pursuant to this Agreement, including, without limitation, regardless of the nature of the transactions contemplated hereby, the obligations set forth in Section 5.2 (Servicing Covenants), Section 11.2 (Repurchase), Section 12.1 (Taxes), Section 13.1 (Indemnification) and Section 13.2 (Expenses); provided, however, that the Guarantor shall have no obligations hereunder with respect to any non-payment of any Purchased Receivable resulting solely from an Insolvency Event of the applicable Approved Obligor or the financial inability of such Approved Obligor to pay such Purchased Receivable on the applicable Maturity Date. This guaranty is an irrevocable, absolute, present and continuing guaranty of prompt performance, and is in no way conditional or contingent upon any attempt to collect from or bring action against any Subsidiary Seller, or perfect or enforce any security or upon any other action, occurrence or circumstance whatsoever. The liability of the Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of any other person under this or any similar instrument and the release of, or cancellation by, any party to this or a similar instrument shall not act to release or otherwise affect the liability of the Guarantor hereunder. It shall not be necessary for the Purchaser (and the Guarantor hereby waives any rights which the Guarantor may have to require the Purchaser), in order to enforce the obligations of the Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Subsidiary Seller or any other person, (ii) enforce the Purchaser’s rights against any collateral which shall ever have been given to secure performance under this Agreement, (iii) exhaust any remedies available to the Purchaser against any collateral which shall ever have been given to secure performance under this Agreement, or (iv) resort to any other means of obtaining payment of the obligations of any Subsidiary Seller hereunder. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any obligation of any Subsidiary Seller hereunder or of this Agreement or any other Purchase Document as against any Subsidiary Seller; (ii) any amendment or waiver of this Agreement or any other Purchase Document executed by any Subsidiary Seller; or (iii) any challenge to, or lack of validity of, any Subsidiary Seller’s ownership interest (immediately prior to each purchase hereunder) in the Purchased Receivables.

SECTION 12.	TAXES, ETC.
Section 12.1.    Taxes. All payments to be made by any Seller under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent that such Seller is required by law to make payment subject to any Taxes. All Taxes required to be deducted or withheld from any amounts paid or payable by a Seller under this Agreement shall be paid by such Seller within the time allowed under the relevant law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by a Seller under this Agreement, such Seller shall pay such additional amounts as may be necessary to ensure that the Purchaser receives a net amount equal to the full amount which the Purchaser would have received had payment not been made subject to deduction of Tax by such Seller. Within 30 days of each payment to the relevant taxation authority by a Seller under this Section 12.1 of Tax or in respect of Taxes, such Seller shall deliver to the Purchaser if the same is available an original receipt or other appropriate evidence issued by the authority to whom the payment was made that the Tax has been duly remitted to the appropriate authority. Nothing contained in this Agreement shall interfere with the right of the Purchaser to arrange its Tax affairs in whatever manner it thinks fit and, in particular, the Purchaser shall not be under any obligation to claim credit, relief, remission, repayment or other benefit from or against its corporate profits or similar Tax liability in respect of the amount of any deduction in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Seller be entitled to make any enquiries of the Purchaser in relation to the Purchaser’s Tax affairs. The Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit in duplicate (i) to the Seller Representative within 21 days after the Closing Date, and, in any event, prior to the date of the first payment by any Seller to the Purchaser, duly completed and signed copies of either Form W-8BEN (relating to the Purchaser and claiming complete or partial exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement) or Form W-8ECI (relating to all amounts (to which such withholding would otherwise apply) to be received by the Purchaser, including fees, from such Seller pursuant to this Agreement). In addition and from time to time the Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit to the Seller Representative such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) and any additional information as may be required under then current United States law, regulations or any income tax treaty to which the United States is a party to claim the inapplicability of, or exemption or partial exemption from, United States withholding (including backup withholding) taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement.
Section 12.2.    Duties and Taxes. All stamp, documentary, registration or other like duties or Taxes (excluding Taxes upon or measured by the net income of the Purchaser and any Taxes that are the subject of Section 12.1), including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Purchase Document or any other document executed pursuant hereto or thereto shall be paid by each of the Sellers, it being understood and agreed that the Purchaser shall be entitled but not obligated to pay any such duties or Taxes (whether or not they are its primary responsibility), and each of the Sellers shall on demand indemnify the Purchaser against those duties or Taxes and against any costs and expenses so incurred by it in discharging them. Without prejudice to the survival of any other provision hereof, the terms of this Section 12.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

SECTION 13.	MISCELLANEOUS.
Section 13.1.    Indemnity. Each Seller agrees to indemnify, defend and save harmless the Purchaser (including each of its branches) and its affiliates, officers, directors, employees or other agents (each, an “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by each Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Purchase Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including, without limitation, with respect to (i) any representation or warranty or statement made or deemed made by such Seller under or in connection with this Agreement or any of the other Purchase Documents which shall have been incorrect as of the date when made or any failure of such Seller to comply with its covenants and other agreements contained in this Agreement or any other Purchase Document (including, without limitation, (x) the failure to deliver a Non-Payment Report with respect to any Overdue Receivable on or prior to the date such report is required to be delivered pursuant to Section 5.4 and (y) a breach of its obligations under Section 4.3 with respect to a Purchased Receivable), and (ii) any Retained Obligations of such Seller (collectively, the “Indemnified Liabilities”); provided, no Seller shall have any obligation to any Indemnified Party hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any non-payment of any Purchased Receivable resulting from the credit worthiness of the Approved Obligor, including without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.2.    Expenses. Each of the Sellers agree to pay promptly on demand (a) all actual and reasonable and documented costs and expenses (including due diligence expenses) incurred by the Purchaser in connection with the negotiation, preparation and execution of the Purchase Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Purchaser in connection therewith (with respect to such fees of counsel, in an amount not to exceed $25,000); and (b) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Purchaser in enforcing any obligations of any of the Sellers under any Purchase Document or in collecting any payments due from any Seller hereunder or under the other Purchase Documents or in connection with any refinancing or restructuring of the purchase arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.3.    Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Purchaser is hereby authorized by each Seller at any time or from time to time, upon notice to Seller Representative (which notice may be up to two (2) Business Days after Purchaser has exercised its rights hereunder), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Purchaser to or for the credit or the account of any Seller against and on account of the obligations and liabilities of such Seller to the Purchaser hereunder and under the other Purchase Documents, including all claims of any nature or description arising out of or connected hereto or with any other Purchase Document, irrespective of whether or not (a) the Purchaser shall have made any demand hereunder or (b) any amounts payable hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured.
Section 13.4.    Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by telefax, email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 13.4:

If to the Purchaser:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch 1251 Avenue of the Americas, 12th floor New York, NY 10020 Attn: Sanel Sehic Fax: 212-782-6448
If to the Sellers:	c/o Plexus Corp., as Seller Representative One Plexus Way Neenah, WI 54956 Attn: Florence Makope With a copy to: Plexus Corp. One Plexus Way Neenah, WI 54956 Attn: Megan Schleicher
All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by telefax or email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each Seller, the Seller Representative and the Purchaser shall promptly inform each other of any changes in their respective addresses, facsimile number or email address specified herein.
Section 13.5.    Certificates and Determinations. Any certification or determination by the Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.
Section 13.6.    Assignments and Transfers.
(a)    The Purchaser may at any time assign, transfer or participate any of its rights under the Purchase Documents to another bank or financial institution. Neither the Seller Representative nor any Seller may assign or otherwise transfer its rights, benefits or obligations under the Purchase Documents without the prior written consent of the Purchaser. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
(b)    Notwithstanding anything herein to the contrary, the Purchaser may assign or pledge a security interest in all or any portion of its rights under this Agreement to secure obligations of the Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release the Purchaser from its obligations hereunder.
Section 13.7.    Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.
Section 13.8.    Accounting Treatment; Non-Reliance. Each Seller and the Seller Representative agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Purchase Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from Purchaser, Purchaser's affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.
Section 13.9.    Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof.
Section 13.10.    Counterparts. Each Purchase Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
Section 13.11.    Entire Agreement. The Purchase Documents constitute the entire agreement between the parties hereto in relation to the transactions contemplated hereby, and supersede all previous proposals, agreements and other written and oral communications in relation thereto.

Section 13.12.    Exclusion of Liability. To the extent permitted by applicable Law, none of the parties hereto shall assert, and each party hereby waives, any claim against each of the other parties and their respective affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Purchase Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 13.13.    Invalidity. If at any time any provision of the Purchase Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.
Section 13.14.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section 13.15.    Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Purchase Document, shall be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. Each Seller and the Seller Representative hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Seller and the Seller Representative further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified in Section 13.4 or by personal service within or without the State of New York. Further, each Seller hereby irrevocably and unconditionally appoints the Seller Representative as its authorized agent (in such capacity with its successors, the “Process Agent”) to receive, accept and acknowledge for and on behalf of such Seller and its property, service of any and all legal process, summons, complaints, notices and documents which may be served in any suit, action or proceeding based on this Agreement or any other Purchase Document. Each Seller and the Seller Representative expressly and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.
Section 13.16.    WAIVER OF JURY TRIAL. EACH SELLER, THE SELLER REPRESENTATIVE AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS

AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 13.17.    USA Patriot Act. The Purchaser hereby notifies each Seller and the Seller Representative that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Seller and the Seller Representative, which information includes the name and address of each Seller and the Seller Representative and other information that will allow the Purchaser to identify each Seller and the Seller Representative in accordance with the PATRIOT Act.
Section 13.18.    Confidentiality. Each party hereto agrees to hold the Purchase Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 13.18 or has agreed to be subject to the terms of this Section 13.18, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws) and (e) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Purchase Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
Section 13.19.    Communication Through the PrimeRevenue System. Each party hereto consents to the communication and delivery of offers, acceptances, Purchase Requests and other communications and the creation of binding contracts through the PrimeRevenue System, although such communications are by electronic means rather than in writing on paper. Each party hereto waives any claim or defense that any such offers, acceptances, Purchase Requests or other communications and any contracts arising therefrom are not binding or enforceable as a result of their being communicated electronically rather than in writing on paper.
Section 13.20.    Additional Sellers. The Seller Representative may from time to time request to have any of its Subsidiaries or Affiliates become a party hereto as a “Seller”. The Purchaser may agree to or reject any such request in its sole discretion. To the extent the Purchaser agrees to have such Person become a Seller hereunder, such Person shall deliver the following, in each case in form and substance satisfactory to the Purchaser, to the Purchaser: (a) a joinder agreement duly executed by such Person and the Seller Representative, pursuant to which such Person shall agree to be bound by this Agreement as a “Seller” and shall appoint Plexus to act as its Seller Representative hereunder and which joinder agreement shall, among other things, include the details of the “Seller Account” and the UCC Information of such Person, (b) such documents, certificates, opinions and certifications set out in Section 8 hereof as requested by the Purchaser, and (c) all documentation and other information necessary for satisfactory compliance clearance, including, without limitation, in respect of applicable know your customer and anti-money laundering rules and regulations and the PATRIOT Act.

Section 13.21.    Judgment Currency. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country in which such court is located (the “Judgment Currency”) any obligation denominated in another currency, then the date on which the rate of exchange for conversion is selected by the court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the other currency between the Conversion Date and the actual receipt by the Purchaser of the amount of such obligation or under any such judgment, the relevant Seller will, notwithstanding any such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Purchaser in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the other currency. Each Seller’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement or any other Purchase Document.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:
SELLERS:

PLEXUS CORP., as a Seller, Seller Representative and Guarantor

By: /s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: Senior Vice President and Chief
Financial Officer

PLEXUS MANUFACTURING SDN. BHD.

By: /s/ Lim Yong Jin
Name: Lim Yong Jin
Title: Director

PURCHASER:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By: /s/ Thomas J. Educate
Name: Thomas J. Educate
Title: Managing Director

EXHIBIT A TO
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

______________, 20__
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020
Attn:

Ladies and Gentlemen:
Purchase Request

We refer to the Master Accounts Receivable Purchase Agreement, dated as of October 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Plexus Corp., Plexus Manufacturing Sdn. Bhd. and each Additional Seller party thereto from time to time (each, a “Seller”, and collectively, the “Sellers”), Plexus Corp., as seller representative (in such capacity, “Seller Representative”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
The Seller Representative hereby requests that the Purchaser purchase on _____________, 20__, the Receivables set forth on Schedule A attached hereto (the “Proposed Receivables”), in accordance with, and subject to, the terms and provisions of the Purchase Agreement.
The Seller Representative hereby represents and warrants to the Purchaser that the following statements are true and correct as of the applicable Purchase Date for such Proposed Receivables:

(i)	Each of the conditions precedent set forth in Section 8 of the Purchase Agreement has been satisfied or otherwise waived by the Purchaser.

(ii)
After giving effect to the purchase of such Proposed Receivables, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Facility Amount.

(iii)
After giving effect to the purchase of such Proposed Receivables, the Total Outstanding Amount of all Purchased Receivables of any Approved Obligor will not exceed any applicable Approved Obligor Sublimit.

(iv)
The representations and warranties made by the Sellers in Section 9.1 of the Purchase Agreement are true and correct in all material respects to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such

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representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).

(v)
The representations and warranties made by the applicable Seller in Section 9.2 of the Purchase Agreement with respect to the Proposed Receivables are true and correct in all material respects to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).

Executed and delivered by the Seller Representative as of the date first above written.
PLEXUS CORP.

By:_______________________________
Name:
Title:

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Schedule A to Purchase Request

	[Name of Seller]	Approved Obligor	Invoice Number	Invoice Amount	Invoice Date	Maturity Date	Purchase Date	Days to Maturity from Purchase
1.
2.
3.

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EXHIBIT B TO
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

______________, 20__
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020
Attn:

Ladies and Gentlemen:
Servicing Report

We refer to the Master Accounts Receivable Purchase Agreement, dated as of October 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Plexus Corp. and Plexus Manufacturing Sdn. Bhd. and each Additional Seller party thereto from time to time,, as Sellers, Plexus Corp., as seller representative (in such capacity, “Seller Representative”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Purchaser. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.

Please find attached hereto the latest Servicing Report.
Executed and delivered by the Seller Representative as of the date first above written.
PLEXUS CORP.

By:
Name:
Title:

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Exhibit C to
Master Accounts Receivable Purchase Agreement

TERMS OF USE OF PRIMEREVENUE SYSTEM

Electronic Services Schedule

This Electronic Services Schedule (this “Schedule”) is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 1.    As used herein:
“Agreement” means the Master Accounts Receivable Purchase Agreement, dated as of October 4, 2016, among Plexus Corp. and Plexus Manufacturing Sdn. Bhd. (the “Sellers” and each a “Seller”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (the “Purchaser”), including this Schedule, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Message” means all messages or other information sent by a Seller under the Agreement using the Program web portal.
“PrimeRevenue” means PrimeRevenue, Inc., which is a Service Provider hereunder.
“Program web portal” means the system interface of the Service Provider to be used by Purchaser and the Sellers so as to operate the Agreement or any updated or replacement system from time to time.
“Service Provider” means any person with whom an agreement has been entered into by the Purchaser and to whom the performance of certain obligations or exercise of certain rights in respect of the giving and receiving of Messages, and not in respect of any purchase of Receivables, is from time to time sub-contracted by the Purchaser.
Section 2.    Service Provider
The parties to the Agreement agree that the Service Provider is and will be the service provider solely for the Purchaser and not the sub-contractor or agent of the Sellers. The Sellers consent to the Purchaser outsourcing to the Service Provider the management of certain administrative functions under the Agreement, it being understood that only the rights and obligations issuing from this Schedule shall be outsourced.1
___________________
1 Services with respect to Messages are only being offered as an accommodation and not as a requirement for any Seller’s use of the facility. As such, in the event the service provider cannot or does not perform, the Purchaser’s liability is limited to the Purchaser performing under the Purchaser’s obligations stated in the Agreement.

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Section 3.     Service Provider’s Systems and Platform

3.1.	To operate this Agreement, the Sellers and the Purchaser shall use the Program web portal, subject to Section 4.9 below.

3.2.	Program related data will be updated and available for view access by the Sellers and the Purchaser on a day to day basis in the Program web portal.

3.3.	The Sellers will upload and download information pertaining to Purchase Requests from the Program web portal.

3.4.
As of the date of this Schedule, the Service Provider means PrimeRevenue. The Purchaser may replace the Service Provider at any time or terminate this Schedule, and will give written notice thereof to the Seller Representative.

Section 4.    Use of Service Provider’s Systems and Platform

4.1.
The Sellers shall have the right to use the content of the Program web portal to print and use reports downloaded from the Program web portal, and to save reasonable copies to its hard drive, in each case solely for the purposes contemplated by the Agreement. Any copying, distribution, or commercial use of any of the content of the Program web portal not in furtherance of or related to the commercial purposes of the Agreement is strictly forbidden. Notwithstanding the foregoing, the Sellers are entitled to share any such content with its affiliates and its and such affiliates’ attorneys, accountants, and tax advisors, or any governmental authority.

4.2.
Service Provider retains all right, title, and interest in and to its Program web portal, including all software and other intellectual property underlying the Program web portal and associated therewith, all derivative works thereof, and in all media, but specifically excluding any materials, intellectual property or information provided by the Sellers or the Purchaser (collectively, “Member Content”), all of which shall remain the property of the contributing party. Other than a royalty-free license to use the Program web portal during the term of this Schedule, nothing contained herein shall be construed as the grant of a license or other right by Service Provider to the Sellers of the Program web portal or any intellectual property underlying or associated with the Program web portal. The Sellers grant to Service Provider for the term of this Schedule a royalty free, non-exclusive license to use, reproduce, display and modify the Seller’s Member Content for the purpose of allowing Service Provider to render the contracted-for services to the Purchaser.

4.3.
All of the design, text, graphics and the selection and arrangement thereof included in the Program web portal are protected by the copyright laws of the United States and other countries. The Program web portal and all associated intellectual property rights are owned by Service Provider and its licensors. All rights not expressly granted to the Sellers are reserved to Service Provider and its licensors. Each Seller acknowledges that (a) the Program web portal incorporates confidential and proprietary information developed or acquired by Service Provider, including the software underlying the Program web portal; (b) it shall use such information solely for the purposes set forth herein; and (c) it shall not disclose any such information to third parties except to its affiliates, and its and their employees, officers, legal counsel, financial advisors and auditors, so long as such parties are bound by written or fiduciary obligations no less stringent than those set forth herein, and the Sellers remain primarily responsible for any unauthorized use or disclosure of the information by such third parties. This Section 4.3 shall survive the termination of this Schedule for a period of one year.

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4.4.
Service Provider may access and use the non-public financial, transactional and other information that is processed under this Agreement or otherwise acquired by Service Provider in connection with the Program web portal (“Seller Data”) for the purposes of providing and operating the Program web portal. In addition, Service Provider may access and use Seller Data on an aggregate basis for the purpose of preparing statistical analyses, reports, and benchmarking statistics for Service Provider’s own use and for general marketing purposes related to trends and overall use of the Program web portal and related services. Each Seller represents that it has the right to permit Service Provider to use Seller Data as described in this Agreement and that such use will not violate any third person’s rights.

4.5.
Each Seller acknowledges that Service Provider may transfer Seller Data to a third person, in connection with: (a) any assignment arising from the acquisition of all or substantially all of its assets or equity interests; or (b) a delegation of hosting or other duties, provided that such third party service provider agrees to abide by appropriate confidentiality obligations.

4.6.
The parties may disclose Seller Data if required by applicable law to any government body, or duly authorized representatives thereof, upon an audit or other inspection by any of the same of the records or facilities of Service Provider. The Sellers will be notified promptly upon receipt of any order and upon the implementation of any change in laws which requires disclosure of Seller Data.

4.7.
Each Seller hereby acknowledges that Service Provider reserves the right to: (a) terminate the Sellers’ access to and use of the Program web portal if any Seller permits any unauthorized third person or entity to access and use the Program web portal; and (b)  interrupt or disable access to and use of all or any part of the Program web portal if necessary to prevent or protect against fraud, hacking, or illegal conduct or otherwise protect Service Provider’s personnel or the Program web portal, in Service Provider’s sole discretion and without notice.

4.8.
EACH SELLER ACKNOWLEDGES THAT NO WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SERVICE PROVIDER WITH RESPECT TO THE PROGRAM WEB PORTAL, THE UNDERLYING SOFTWARE, OR ANY SERVICES PROVIDED BY SERVICE PROVIDER, AND SUCH PROGRAM WEB PORTAL, SOFTWARE, AND SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS, AND AS AVAILABLE” BASIS. SERVICE PROVIDER EXPRESSLY DISCLAIMS LIABILITY AND SPECIFICALLY DENIES ANY RESPONSIBILITY FOR (A) THE COMPLETENESS, ACCURACY OR QUALITY OF INFORMATION OR ANY MEMBER CONTENT OBTAINED THROUGH THE PROGRAM WEB PORTAL, AND (B) THE SELLERS’ USE OF OR INABILITY TO USE THE PROGRAM WEB PORTAL. THE USE OF THE PROGRAM WEB PORTAL, AND ANY MEMBER CONTENT OR INFORMATION OBTAINED VIA THE PROGRAM WEB PORTAL, IS AT THE SELLERS’ RISK.

4.9.
The Purchaser has the obligation to view the Messages sent in accordance with this Schedule and to act upon them under the terms of the Agreement, and, during any unavailability of the Program web portal for the purposes hereof, or following the change of Service Provider, accept or receive Purchase Requests and other notices as otherwise provided in the Agreement.

Section 5.    Security. Each Seller agrees that:

5.1.	such Seller’s authorized employees may access the Program web portal using a unique user ID and password issued by System Provider. The Sellers and each authorized employee shall not allow

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any other individual to use such employee’s unique user ID and password to access the Program web portal. The Sellers and each authorized employee shall remain responsible for maintaining the strict confidentiality of the user IDs and passwords created for the Sellers’ authorized employees;

5.2.
it will not intentionally or knowingly interfere with, defeat, disrupt, circumvent or tamper with or attempt to gain unauthorized access to the Program web portal or other information or instruction that is, by the terms of the Agreement to be transmitted through the Program web portal, or with the restrictions on use of functionality or access to information on any portion of the Program web portal, or attempt to do so; and

5.3.
it will not intentionally or knowingly introduce into any portion of the Program web portal any device, software or routine, including but not limited to viruses, Trojan horses, worms, time bombs and cancelbots or other data or code that harms, or may adversely affect, the operation of the Program web portal.

Section 6.    Representations, Warranties and Covenants of the Sellers. Each Seller hereby represents, warrants and covenants to and with the Purchaser as follows:

6.1.
The Sellers’ use of the Program web portal is solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the purchase or sale of goods (including Receivables as defined under the Agreement) and/or services by or to a Seller from or to the Purchaser or other third parties. The Sellers shall not use the Program web portal for investment or arbitrage functions or purposes, or for any money laundering purpose, or in contravention of any law or regulation, and any activity undertaken via the Program web portal shall not be used in furtherance of any of the foregoing.

6.2.
Information provided by the Sellers to the Purchaser or Service Provider from time to time in connection with this Schedule is and shall be true and accurate in all material respects at the time given.

Section 7.    No Implied Duties. Without limiting the liabilities of the Purchaser under the Agreement, the Purchaser shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Schedule against the Purchaser. The Purchaser shall have no duties or obligations under this Schedule to any person or entity other than the Sellers and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust under this Schedule for, or with any other person or entity.
Section 8.    Third Party Beneficiary Rights. The Sellers and the Purchaser agree that Service Provider is an intended third party beneficiary of, and entitled to rely on Sections 2, 4, 5, and 6 of this Schedule and Section 13.18 (Confidentiality) of the Agreement.

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EXHIBIT D TO
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

______________, 20__
Plexus Corp.
One Plexus Way
Neenah, WI 54956
Attn: Florence Makope

Ladies and Gentlemen:
Maximum Facility Amount Notice

We refer to the Master Accounts Receivable Purchase Agreement, dated as of October 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among PLEXUS CORP., PLEXUS MANUFACTURING SDN. BHD. and each ADDITIONAL SELLER party thereto from time to time, as Sellers, Plexus Corp., as seller representative, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Purchaser. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
We hereby notify you that, as of the date hereof and until you receive from us a subsequently dated Maximum Facility Amount Notice, the amount under item (i) of the definition of Maximum Facility Amount in the Purchase Agreement shall be $[ ].
Executed and delivered by the Purchaser as of the date first above written.
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:
Name:
Title:

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